EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements File Nos. 333-52953, 333-83823, 333-82775, 333-35950, 333-60903 and 333-88142 of Metro-Goldwyn-Mayer Inc. of our reports dated February 4, 2003, with respect to the consolidated financial statements and schedules of Metro-Goldwyn-Mayer Inc. included in this Form 10-K/A Amendment No. 1 for the year ended December 31, 2002.

ERNST & YOUNG LLP

Los Angeles, California

March 28, 2003